                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

    Filed by the registrant [X]

    Filed by a party other than the registrant [ ]

    Check the appropriate box:

    [ ] Preliminary proxy statement         [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

    [X] Definitive proxy statement

    [ ] Definitive additional materials

    [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                                GATX CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

    Payment of filing fee (Check the appropriate box):

    [X] No fee required.

    [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:
--------------------------------------------------------------------------------

    (2) Aggregate number of securities to which transaction applies:
--------------------------------------------------------------------------------

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
--------------------------------------------------------------------------------

    (4) Proposed maximum aggregate value of transaction:
--------------------------------------------------------------------------------

    (5) Total fee paid:
--------------------------------------------------------------------------------

    [ ] Fee paid previously with preliminary materials.
--------------------------------------------------------------------------------

    [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    (1) Amount previously paid:
--------------------------------------------------------------------------------

    (2) Form, schedule or registration statement no.:
--------------------------------------------------------------------------------

    (3) Filing party:
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    (4) Date filed:
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

[GATX CORPORATION LETTEHEAD]




                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                               ------------------

To our Shareholders:

     The Annual Meeting of the Shareholders of GATX Corporation will be held at the Company's principal office on the 42nd Floor, 500 West Monroe Street, Chicago, Illinois 60661, on Friday, April 25, 1997, at 9:00 A.M., for the purposes of:

        1. electing directors;

        2. approving the appointment of independent auditors for the year 1997;

        3. transacting such other business, including a shareholder proposal the description of which begins on page 25, as may properly come before the meeting.

     Only holders of Common Stock, both series of $2.50 Cumulative Convertible Preferred Stock and $3.875 Cumulative Convertible Preferred Stock of record at the close of business on March 7, 1997 will be entitled to vote at this meeting or any adjournment thereof.

     If you do not expect to attend in person, it will be appreciated if you will promptly vote, sign, date and return the enclosed proxy.

                                         David B. Anderson
                                         Secretary

March 14, 1997

[GATX CORPORATION LETTERHEAD]


                                                                  March 14, 1997

                                PROXY STATEMENT
                               ------------------

                                    GENERAL

     The enclosed proxy is solicited by the Board of Directors of GATX Corporation (the "Company") and may be revoked at any time prior to its exercise by any shareholder giving such proxy. A proxy may be revoked by duly executing a subsequent proxy relating to the same shares or by attending the Annual Meeting and voting in person. All shares represented by the proxies received and not revoked will be voted at the meeting.

     All expenses in connection with the solicitation of this proxy will be paid for by the Company. In addition to solicitation by mail, the Company has retained ChaseMellon Shareholder Services to solicit proxies on behalf of the Board of Directors for a fee not to exceed $6,500, plus reasonable out-of-pocket expenses and disbursements. ChaseMellon Shareholder Services may solicit proxies by mail, telex, telegraph or personal call. In addition, officers, directors and employees of the Company, who will receive no extra compensation for their services, may solicit proxies by mail, telex, telephone, telegraph or personal call. The Annual Report for the year 1996, including financial statements, was first mailed to all shareholders together with this proxy statement on or about March 14, 1997.

                               VOTING SECURITIES

     Only holders of Common Stock, both series of $2.50 Cumulative Convertible Preferred Stock and $3.875 Cumulative Convertible Preferred Stock of record at the close of business on March 7, 1997 will be entitled to vote at the meeting or any adjournment thereof. As of that date there were 20,342,269 shares of the Common Stock, 27,825 shares of the $2.50 Cumulative Convertible Preferred Stock and 3,390,880 shares of the $3.875 Cumulative Convertible Preferred Stock of the Company issued and outstanding. Each share is entitled to one vote. New York law and the Company's bylaws require the presence in person or by proxy of shares representing a majority of the votes entitled to be cast at the annual meeting in order to constitute a quorum for the annual meeting. Shares represented at the meeting but as to which votes are withheld from director nominees or which abstain as to other matters, and shares held by brokers for their customers and represented at the meeting but as to which the brokers have received no voting instructions from their customers and thus do not have discretion to vote on certain matters ("Broker Non-Votes"), will be counted in determining whether a quorum has been attained.

     Assuming that a quorum is present, the election of directors will require a plurality of the votes cast. Ratification of auditors and approval of the shareholder proposal will require a majority of the votes cast, with the result that shares as to which votes are withheld or which abstain from voting on these matters and Broker Non-Votes will not be counted and thus will not affect the outcome with respect to these matters.

                             ELECTION OF DIRECTORS

     Nine directors are to be elected, each for a term of one year, to serve until the next annual meeting of shareholders or until their successors are elected and qualified. Unless specified to be voted otherwise, each proxy will be voted for the election of the nominees named below. Mr. Franklin Cole, who has been a director since 1984, is not standing for re-election. All of the nominees have consented to serve as directors if elected. If, at the time of the Annual Meeting, any nominee is unable or declines to serve, the proxies may be voted for any other person who shall be nominated by the present Board of Directors to fill the vacancy, or the Board may be reduced accordingly.

                             NOMINEES FOR DIRECTORS

                                                                                    Shares of
                                                                                   Common Stock
                                                                                   Beneficially
                                                                                   Owned as of
                                                                     Director        March 7,
              Name and Principal Occupation                 Age       Since          1997(1)
              -----------------------------                 ---      --------      ------------
James M. Denny............................................  64         1995            1,703
  Managing Director, William Blair Capital Partners, LLC
Richard Fairbanks.........................................  56         1996            1,253
  Managing Director of Domestic & International Issues,
  Center for Strategic & International Studies
William C. Foote..........................................  45         1994              967
  Chairman of the Board, President and Chief Executive
  Officer, USG Corporation
Deborah M. Fretz..........................................  48         1993            1,088
  Senior Vice President, Lubricants and Logistics, Sun
  Company, Inc.
Richard A. Giesen.........................................  67         1982            1,086
  Chairman of the Board and Chief Executive Officer,
  Continental Glass & Plastic, Inc.
Miles L. Marsh............................................  49         1995            1,501
  Chairman of the Board and Chief Executive Officer, James
  River Corporation

                                                                                    Shares of
                                                                                   Common Stock
                                                                                   Beneficially
                                                                                   Owned as of
                                                                     Director        March 7,
              Name and Principal Occupation                 Age       Since          1997(1)
              -----------------------------                 ---      --------      ------------
Charles Marshall..........................................  67         1989(2)         4,386
  Retired; Former Vice Chairman of the Board, American
  Telephone and Telegraph Company
Michael E. Murphy.........................................  60         1990            2,386
  Vice Chairman, Chief Administrative Officer, Sara Lee
  Corporation
Ronald H. Zech............................................  53         1994          134,011(3)
  Chairman of the Board, President and Chief Executive
  Officer of the Company

---------------

(1) Unless otherwise indicated, each nominee either possesses sole voting and investment power with respect to this stock or shares such powers with a spouse. Also includes phantom units of Common Stock credited to each director's account as described below in the section entitled "Compensation of Directors."

(2) Mr. Marshall previously served as a director of the Company from 1978 to 1982.

(3) This includes 109,000 shares Mr. Zech has the right to acquire within 60 days of March 7, 1997, under outstanding stock options issued under the Company's Long Term Incentive Compensation Plan.

                   ADDITIONAL INFORMATION CONCERNING NOMINEES

     Mr. Denny was elected Managing Director, William Blair Capital Partners, LLC, a general partner of a private equity fund affiliated with William Blair and Co., in August 1995. Mr. Denny previously served as Vice Chairman of Sears, Roebuck and Co., a merchandising and financial services company, from February 1992 until August 1995 and as Senior Vice President and Chief Financial Officer of Sears from February 1988 through January 1992. Mr. Denny is a director of Allstate Corporation and Gilead Sciences, Inc.

     Mr. Fairbanks was named Managing Director of Domestic & International Issues at the Center for Strategic & International Studies, a nonprofit public policy research institution providing analysis on and assessment of the public policy impact of U.S. domestic, foreign and economic policy, international finance and national security issues, in April, 1994. Mr. Fairbanks previously served as Senior Counsel at the law firm of Paul, Hastings, Janofsky & Walker from February 1992 until April 1994 and as Senior Counsel for the Center for Strategic & International Studies from February 1992 until April 1994. Mr. Fairbanks is also a director of Hercules, Inc. and SEACOR Holdings, Inc.

     Mr. Foote was elected Chairman of the Board of USG Corporation, formerly known as United States Gypsum Company, an international manufacturer of building materials and industrial products, in April 1996, having been previously named Chief Executive Officer of USG Corporation in January 1996 and President in January 1994. He previously served as Chief Operating Officer from January 1994 to January 1996. He also served as President and Chief Executive Officer of USG Interiors from January 1993 to December 1993, President & Chief Executive Officer of L&W Supply Corporation from September 1991 to December 1993, and Executive Vice President and Chief Operating Officer of L&W Supply Corporation from December 1990 to August 1991, all of which are subsidiaries or divisions of USG Corporation. Mr. Foote is also a director of Walgreen Co. USG Corporation emerged from bankruptcy in May of 1993, having filed a voluntary petition for reorganization in March 1993.

     Ms. Fretz was named Senior Vice President, Lubricants and Logistics of Sun Company, Inc., an energy company, in January 1997 having served as Senior Vice President of Logistics since August 1994. Ms. Fretz previously served as President of Sun Pipe Line Company and Sun Marine Terminals, which transport and store crude oil and refined petroleum products for Sun Company and other energy companies, from October 1991 to 1994 and as Director of Wholesale Fuels Marketing and Distribution of Sun Company from September 1988 to October 1991. Ms. Fretz is also a director of Cooper Tire & Rubber Company.

     Mr. Giesen was elected Chairman of the Board and Chief Executive Officer of Continental Glass and Plastic, Inc., a packaging distribution company, in August 1988. Since 1988, he has served also as Chairman and Chief Executive Officer of Continental's parent, Continere Corporation. Mr. Giesen previously served as Chairman of the Board and Chief Executive Officer of American Appraisal Associates, Inc., a valuation consulting firm, from October 1984 to April 1993. From 1983 until April 1993, Mr. Giesen also served as Chairman of the Board and Chief Executive Officer of American Appraisal's parent, RLM Investments, Inc. Mr. Giesen is also a director of Stone Container Corporation and Asia House Funds.

     Mr. Marsh was named Chairman of the Board and Chief Executive Officer of James River Corporation, a producer of consumer and commercial tissue products and food and consumer packaging, in October 1995. Mr. Marsh previously served as Chairman of the Board and Chief Executive Officer of Pet Incorporated, a branded food company, from April 1991 until February 1995, and as President and Chief Operating Officer of Whitman Corporation, a diversified holding company with interests in soft drink bottling, automobile services and refrigeration equipment manufacturing, from September 1989 until March 1991. Mr. Marsh is also a director of Whirlpool Corporation and Dean Witter, Discover & Co.

     Mr. Marshall retired as Vice Chairman of the Board of American Telephone and Telegraph Company in June 1989. Mr. Marshall is a director of Hartmarx Corporation, Sonat, Inc., Ceridian Corporation and Sundstrand Corporation.

     Mr. Murphy has served as Vice Chairman, Chief Administrative Officer of Sara Lee Corporation, a diversified manufacturer of packaged food and consumer products, since July, 1993 and as its Chief Financial Officer from July 1993 to November 1994. Mr. Murphy previously served as Executive Vice President, Chief Financial and Administrative Officer of Sara Lee Corporation since June 1979. Mr. Murphy is also a director of Sara Lee Corporation and Payless ShoeSource, Inc.

     Mr. Zech was elected Chairman of the Board April 26, 1996, having been previously named Chief Executive Officer of the Company on January 1, 1996, and President in July 1994. Mr. Zech served as Chief Operating Officer from July 1994 to January 1996. Mr. Zech previously served as President and Chief Executive Officer of GATX Capital Corporation from 1984 to 1994. Mr. Zech is also a director of McGrath RentCorp and two of the Company's subsidiaries, General American Transportation Corporation and GATX Capital Corporation.

                            COMMITTEES OF THE BOARD

     The Company's Audit Committee members are Messrs. Murphy (Chairman), Denny, Fairbanks, Foote and Marsh. The committee's functions include: (i) recommending to the Board of Directors the appointment of the Company's independent auditors;
(ii) reviewing and approving in advance of each year the audit and non-audit services and fees of such auditors; (iii) meeting separately and privately with the independent auditors and the Company's internal auditors to ensure that the scope of their activities has not been restricted, and to consider other matters generally pertaining to their audits; (iv) reviewing the adequacy of internal financial and accounting controls and the results of the independent and internal auditors' audits thereof; (v) reviewing matters relating to corporate financial reporting and accounting policies and procedures; (vi) ensuring that management and independent accountants perform a proper review of quarterly results prior to public release; and (vii) reporting its findings on any of the above to the Board of Directors, as appropriate. During 1996, there were two meetings of the Audit Committee.

     The Company's Compensation Committee members are Messrs. Denny (Chairman), Giesen, Marshall and Murphy. The committee's functions include reviewing and approving for or recommending to the Board of Directors the compensation of elected officers, subsidiary presidents and other key management personnel of the Company and reviewing and approving management proposals regarding key personnel incentive plans and stock option and/or stock equivalent plans. During 1996, there were four meetings of the Compensation Committee.

     The Company's Nominating Committee members are Messrs. Marshall (Chairman), Cole, Giesen and Ms. Fretz. Mr. Zech is an ex-officio member of the committee. The committee's functions include: (i) recommending to the Board of Directors nominees for election as

Director; (ii) reviewing the performance of all members of the Board of Directors in their capacities as Directors, including attendance and contributions to the Board of Directors deliberations, and making such recommendations to the Board of Directors as may be appropriate; (iii) recommending appointments to all Board Committees; (iv) reviewing and approving acceptance of any outside directorship or trusteeship by senior Company officers; and (v) making such recommendations to the Board of Directors as it may deem appropriate from time to time with respect to the size and makeup of the Board of Directors and related matters. During 1996, the Nominating Committee held three meetings. The committee will consider nominees recommended by shareholders of the Company. Such nominations should be submitted to the Nominating Committee, c/o David B. Anderson, 500 West Monroe Street, Chicago, Illinois 60661, with a complete resume of the candidate's qualifications and background as well as a written statement from the candidate consenting to be a nominee and, if nominated and elected, to serve as director.

     The Company's Retirement Funds Review Committee members are Messrs. Foote (Chairman), Cole, Fairbanks and Marsh and Ms. Fretz. The committee's functions include: (i) monitoring overall investment performance and receiving reports from the Company's Retirement Funds Investment Committee pertaining thereto;
(ii) approving recommended changes in broad asset allocation; (iii) approving recommended changes of investment managers; and (iv) approving recommended selections of trustees for the retirement plans. During 1996, there were two meetings of the Retirement Funds Review Committee.

     During 1996, there were seven meetings of the Board of Directors of the
Company: the regular annual meeting and six special meetings. Each director attended at least 75% of the meetings of the Board and Committees held while a member during 1997, with the exception of Mr. Fairbanks who missed one of the three meetings held following his election to the Board in July 1996.

                           COMPENSATION OF DIRECTORS

     To reflect an increased emphasis on the Company's Common Stock, the Company has modified its directors' compensation program to provide for the payment of a portion of the directors' annual compensation in Common Stock. Each non-officer director receives an annual retainer of $24,000 (50% in cash and 50% in phantom units of Common Stock) and an annual grant of 250 phantom units of Common Stock. In addition, each non-officer director receives a Board meeting attendance fee of $1,000 and a committee meeting attendance fee of $1,000 for each meeting of a committee of the Board of which the director is a member. The chairman of each committee receives $1,500 for each meeting attended.

     The annual retainer is paid in quarterly installments in arrears at the end of each July, October, January and April (subject to proration for service less than a full quarter), and 50% of each quarterly installment will be paid in cash. The balance of the quarterly installment will be paid in phantom stock units which shall be credited to each director's account. The number of phantom stock units to be credited to each director's account will be determined by dividing the amount of such payment by the average of the high and low price of the Company's stock on the last trading day of the month in which the quarterly installment is paid. The annual grant of 250 phantom units will be credited in quarterly installments in arrears at the end of July, October, January and April. The director's phantom stock account will be credited with additional phantom stock units calculated by dividing (a) the product of (1) the dividend declared on each share of the Company's Common Stock and (2) the number of phantom stock units then credited to the director's account, by (b) the average of the high and low price of the Company's Common Stock on the date such dividend is paid. At the expiration of each director's service on the board, settlement of the phantom stock units will be made as soon as is reasonably practical in Common Stock equal in number to the number of phantom stock units then credited to his or her account. Any fractional units will be paid in cash.

     The Company maintains a Deferred Fee Plan whereby each non-officer director may elect to defer receipt of the cash portion of the director's retainer, meeting fees, or both. The amount so deferred accumulates interest at a rate equal to the 20-year U.S. government bond rate. One director elected to participate in this plan for 1996.

     Directors previously who participated in the Executive Deferred Income Plans ("EDIPs"; see page 15) who remain on the Board of Directors until age 65 will be entitled to payments in amounts which will provide the participant with a maximum yield of 24% on the fees deferred, with the exact yield dependent upon the age of the director at the time of his or her participation. Participants who resign their directorships before age 65 will receive a single payment in the amount of the fees deferred, plus interest at 10%. If (a) a participant terminates his or her membership on the Board during the two year period following a "change in control" of the Company (as described beginning on page
12) other than by reason of retirement, death, disability or a violation of certain provisions of the EDIPs, or (b) prior to such event the director has (i) terminated his or her membership on the board and (ii) reached age 65, the Compensation Committee may, if the director has executed the amendment to the EDIPs referred to on page 15, direct that the participant receive a single payment in the amount of the fees deferred, plus interest, less any amount previously paid under the EDIPs, in lieu of the scheduled annual payments. The Company has purchased, and is the sole owner and beneficiary of, life insurance on the lives of EDIP participants in amounts that, in the aggregate, are expected to cover all of the Company's liabilities under the EDIPs, absent a change in the federal tax laws. During 1996, pursuant to fee deferrals previously made under the 1984, 1985 and 1987 EDIPs and applicable interest thereon, Mr. Cole received $70,779.

     In 1996, the Company eliminated the Director Retirement Program available to non-employee directors and no further benefits will accrue under this plan. Directors who were not vested in the program received a payment in shares of the Company's Common Stock in an amount equal to the present value of an adjusted benefit based on years of service and retainer as of the date of termination of the Program. Directors who were vested will receive payments for vested benefits as previously provided in the program based on years of service and retainer as of the date of termination of the Program. Under the terms of the program, a non-employee director who had a minimum of five years service on the Board was entitled to receive annual payments equal to the amount of the director's retainer payable at the time of the director's retirement from the Board. The number of payments was equal to the number of years the director served on the Board, to a maximum of ten years. Payments began on the later of age 70 or the date on which the director retired, and would be made to the director's surviving spouse should the director die prior to the expiration of the payment term.

                       COMPENSATION OF EXECUTIVE OFFICERS

     The Company's executive officers participate in various incentive compensation programs more fully described below under the caption "Compensation Committee Report on Executive Compensation." The table below sets forth the annual and long-term compensation paid or deferred by the Company to or for the account of the chief executive officer and each of the other five most highly compensated executive officers for the years indicated.

                           SUMMARY COMPENSATION TABLE

                                                                                  Long-Term
                                                                                 Compensation
                                                                            ----------------------
                                                                               Awards      Payouts
                                                                            ------------   -------
                                            Annual Compensation              Securities
                                   --------------------------------------    Underlying
                                                             Other Annual   Options/SARs    LTIP      All Other
         Name and                                Bonus       Compensation      (# of       Payouts   Compensation
    Principal Position      Year   Salary ($)   ($)(1)           ($)          shares)        ($)        ($)(2)
    ------------------      ----   ----------   ------       ------------   ------------   -------   ------------
Ronald H. Zech --           1996    500,000     309,270         11,519         60,000      152,279       8,298
Chairman of the Board,      1995    400,008     247,493        136,972(4)      20,000      179,011       5,972
President and Chief         1994    326,672     303,058        252,175         20,000            0       4,500
Executive Officer(3)
James J. Glasser --         1996    417,312     216,491         22,157         50,000      355,997      36,435
Chairman Emeritus of the    1995    655,008     439,039         99,127         30,000      502,209      17,220
Board(3)                    1994    610,008     443,689        116,430(4)      30,000            0       4,500
David B. Anderson --        1996    281,146     128,071          4,375         10,000            0       3,781
Vice President, Corporate   1995    142,797     316,115(5)       1,641         20,000            0           0
Development, General
Counsel and Secretary
David M. Edwards --         1996    235,000     107,050          4,352         10,000            0       5,323
Vice President, Finance &   1995    214,167     109,892         17,887         10,000            0       4,790
Chief Financial Officer     1994    196,668     129,475         51,092         10,000            0       4,500
William L. Chambers --      1996    225,000      92,245          3,625          8,000      112,934       4,500
Vice President, Human       1995    218,338     100,828          3,625          8,000            0       4,500
Resources                   1994    215,004     103,006          3,625          8,000            0           0
Ralph L. O'Hara             1996    160,290      69,098          4,688          2,500          N/A       5,944
Controller                  1995    155,742      72,438          7,985          2,500          N/A       5,026
                            1994    149,796      69,112         10,520          2,500          N/A       4,500

---------------
(1) Amounts reflect bonus payments earned for the years set forth opposite the specified payments.
(2) Includes contributions made by the Company to the Company's Salaried Employees Retirement Savings Plan (the "Savings Plan") for 1996 in the amount of $4,500 for Messrs. Zech, Edwards, Chambers and O'Hara, $4,385 for Mr. Glasser and $3,781 for Mr. Anderson, and above-market amounts earned, but not currently payable, on compensation previously deferred under the Company's 1984 and 1985 Executive Deferred Income Plan for Messrs. Zech, Glasser, Edwards and O'Hara of $3,798, $32,050, $823 and $1,444,
    respectively.

(3) Effective April 26, 1996, Mr. Zech was elected Chairman of the Board succeeding Mr. Glasser who retired effective July 1, 1996.
(4) Includes for 1995 and 1994 respectively, $55,433 and $102,240 paid by the Company to Mr. Zech for relocation expenses.
(5) Mr. Anderson joined the Company on June 26, 1995. The amount shown for Mr. Anderson in the bonus column for 1995 includes $175,000 to compensate him for the loss of benefits he would have received from his former employer had he not accepted employment with the Company.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

     The table below sets forth information concerning individual grants of stock options made during 1996 to each of the named executive officers.

                                                                                     Potential Realizable
                                                                                           Value at
                                 Individual Grants                                      Assumed Annual
-----------------------------------------------------------------------------------        Rates of
                             Number of                                                    Stock Price
                             Securities     % of Total                                   Appreciation
                             Underlying    Options/SARs                                   for Option
                            Options/SARs    Granted to    Exercise or                       Term(3)
                              Granted      Employees in    Base Price    Expiration  ---------------------
           Name                (#)(1)      Fiscal Year    ($/Share)(2)      Date      5% ($)      10% ($)
           ----             ------------   ------------   ------------   ----------  ---------   ---------
Ronald H. Zech.............    30,000          10.2%         47.875       10/25/06     903,250   2,289,013
                               30,000          10.2%         49.813       01/02/06     939,804   2,381,649
James J. Glasser...........    50,000          17.0%         46.313       01/31/06   1,456,284   3,690,510
David B. Anderson..........    10,000           3.4%         47.875       10/25/06     301,083     763,004
David M. Edwards...........    10,000           3.4%         47.875       10/25/06     301,083     763,004
William L. Chambers........     8,000           2.7%         47.875       10/25/06     240,867     610,403
Ralph L. O'Hara............     2,500           0.8%         47.875       10/25/06      75,271     190,751

---------------
(1) Except as noted below, 50% of all options granted may be exercised commencing one year from the date of grant, an additional 25% commencing two years from the date of grant, and the remaining 25% commencing three years from the date of grant. Mr. Glasser's options became exercisable in full on June 30, 1996.

(2) The exercise price is equal to the average of the high and low price of the Company's Common Stock on the New York Stock Exchange on the date of grant.

(3) The dollar amounts under these columns are the result of calculations at assumed annual rates of appreciation of 5% and 10% as prescribed by the proxy rules of the Securities and Exchange Commission for the ten year term of the stock options and, therefore, are not intended to forecast possible future appreciation, if any, of the Company's stock price. No gain to the optionees is possible without an increase in the price of the Common Stock, which will benefit all shareholders commensurately. A zero percent gain in the price of the stock will result in no gain for the optionee.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

     The table below sets forth certain information concerning the exercise of stock options during 1996 by each of the named executive officers, the number of unexercised options and the 1996 year-end value of such unexercised options computed on the basis of the difference between the exercise price of the stock option and the closing price of the Company's Common Stock at year-end ($48.50).

                                                            Number of Securities
                                                           Underlying Unexercised       Value of Unexercised In-
                           Shares                          Options/SARs at Fiscal       the-Money Options/SARs at
                         Acquired on                            Year-End (#)               Fiscal Year-End ($)
                          Exercise          Value        ---------------------------   ---------------------------
          Name               (#)       Realized ($)(1)   Exercisable   Unexercisable   Exercisable   Unexercisable
          ----           -----------   ---------------   -----------   -------------   -----------   -------------
Ronald H. Zech..........        0                0         109,000        55,000        1,437,430       28,125
James J. Glasser........   15,000          451,379         230,000             0        2,524,375            0
David B. Anderson.......        0                0          10,000        20,000            4,688       10,938
David M. Edwards........    1,000           30,155          31,500        15,000          466,461       10,938
William L. Chambers.....        0                0          24,000        12,000          187,000        8,750
Ralph L. O'Hara.........    3,500           75,220          12,750         3,750          184,702        2,734

---------------
(1) Amounts represent the aggregate before-tax dollar value realized upon the exercise of stock options as measured by the difference between the exercise price of the stock option and the market value of the Company's Common Stock on the date of exercise of such option.

            LONG-TERM INCENTIVE PLANS -- AWARDS IN LAST FISCAL YEAR

     The table below sets forth certain information regarding long-term incentive plan awards (expressed in number of units each representing a share or share equivalent of Common Stock) made to certain named executive officers during 1996:

                                                                                     Estimated Future Payouts
                                               Number of          Performance         Under Non-Stock Price-
                                                Shares,            or Other               Based Plans(1)
                                                Units or         Period Until        ------------------------
                                                 Other           Maturation or       Target          Maximum
                   Name                        Rights (#)           Payout             (#)             (#)
                   ----                        ----------        -------------       ------          -------
Ronald H. Zech............................       2,160             1996-1998          2,160            6,480
James J. Glasser..........................       3,023             1996-1998          3,023            9,069
David B. Anderson.........................         890             1996-1998            890            2,670
David M. Edwards..........................         761             1996-1998            761            2,283
William L. Chambers.......................         728             1996-1998            728            2,184

---------------
(1) Payouts are based on the Company achieving pre-established levels of return on common equity ("ROE") and are paid in Common Stock and cash following completion of the three year performance period. No payout will be made unless a target level of performance is achieved. The target amount, plus an amount equal to additional units representing reinvested dividends during the performance period, will be earned if 100% of target ROE is achieved; the maximum amount plus an amount equal to additional units representing reinvested dividends will be earned if target ROE is exceeded by a specified amount.

          TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL ARRANGEMENTS

     The Company entered into agreements with Messrs. Zech, Edwards, Chambers and O'Hara as of January 1, 1995 and Mr. Anderson as of July 1, 1995, which provide certain benefits upon termination of employment after a "change of control" of the Company. All agreements provide for employment with the Company at salaries to be determined from time to time by the Board of Directors and with incentive compensation and employee benefits commensurate with the executives' salaries and positions. Each agreement provides that the executive's employment may be terminated at will by the Company, but if terminated or "constructively terminated" within two years following a "change of control" for any reason other than cause or the executive's death, retirement or disability, the executive will be entitled to: (A) a lump sum payment equal to (a) twice his annual salary plus (b) the bonus that would have been payable for the year in which termination or constructive termination occurs (assuming a bonus of 100% of target under the Management Incentive Plan ("MIP") or any comparable successor thereto), less other payments made in accordance with the Company's standard severance policy; (B) continued participation in the Company's medical, disability and life insurance plans for up to two years after termination; (C) financial counseling and tax preparation services; (D) reimbursement for outplacement services; (E) retirement income benefit equal to the difference between (i) the monthly retirement benefits the executive would have received if employment had terminated two years after actual termination and accordingly the executive had accumulated two additional years of credited service under the Company's retirement plans at the same compensation (including an amount equal to the average of the bonuses paid during the five year period preceding termination which may be considered for purposes of calculating the pension benefit) in effect on the date of termination, and (ii) any monthly retirement benefits actually received, commencing no sooner than two years after termination and payable at the same time and in the same manner as the executive's other retirement benefits; and (F) if any payment made under the agreements constitutes an "excess parachute payment" under section 280G of the Internal Revenue Code of 1986, an additional amount (the "Gross-Up Amount") which, after payment of all Federal and state income taxes thereon and payment of the excise tax on the Gross-Up Amount, will be equal to the excise tax payable by the executive on such excess parachute payment. "Cause" means a willful and material breach of employment obligations likely to materially damage the Company; "a change of control" occurs upon: (1) receipt by the Company of a Schedule 13D confirming that a person or group owns beneficially 20% or more of the Company's stock; (2) any purchase under a non-Company tender or exchange offer following which the offeror owns beneficially 20% or more of the Company's stock; (3) shareholder approval of any merger in which the Company is not the surviving corporation or survives only as a subsidiary of another corporation, consolidation or sale of all, or substantially all, of the Company's assets; and
(4) a change in the majority of the Board of Directors of the Company not recommended by the incumbent directors; and "constructive termination" includes, unless otherwise agreed to by the executive, a significant reduction in the nature or scope of authority, duties or responsibilities, a material change in location, a reduction in perquisites or compensation, the imposition of unreasonable travel requirements, a diminution in employee welfare plans, a diminution in eligibility to participate at the same level in bonus, stock option and other similar plans or a reasonable determination by the executive that a change in circumstances affecting the Company or its management prevents the executive from effectively exercising his authorities, duties, functions and responsibilities. Mr. Chambers' agreement is supplemented by an agreement dated August 17, 1993 which provides that if, prior to Mr. Chambers reaching age 65, the Company terminates Mr. Chambers' employment other than for cause, death or change in control, the Company shall pay Mr. Chambers, at the time of such termination and in lieu of any other severance payment to which he would be entitled under policies of the Company then in effect, a lump sum payment equal to the lesser of (a) twice his then current annual salary or (b) the amount of his then current monthly salary multiplied by the number of months then remaining until he reaches age 65, plus, in either case, an amount equal to the product of his then current salary multiplied by his target percentage under the MIP. Mr. Anderson's agreement is supplemented by an agreement dated May 31, 1995 which provides that in the event of his death or termination for reasons other than cause prior to his attaining five years of service, the Company will pay Mr. Anderson or his spouse a payment equal to the benefit he or his spouse would have been eligible to receive under the terms of the GATX Non-Contributory Pension Plan for Salaried Employees had he attained five years service prior to the occurrence of such events. The agreement further provides that if during the five year period beginning on Mr. Anderson's date of hire Mr. Zech is not Chief Executive Officer and Mr. Anderson is terminated for reasons other than cause, the Company will provide a termination payment equal to one year's base salary and target bonus. The appropriate maximum amount that would be payable under each of the foregoing agreements (excluding the Gross-Up Amount, if any, payable thereunder, which is not determinable at this time) on the date hereof, is as follows: Mr. Zech ($1,494,653); Mr. Anderson ($850,494); Mr. Edwards ($641,427);
Mr. Chambers ($765,592); Mr. O'Hara ($450,638).

     Messrs. Zech, Anderson, Edwards, Chambers and O'Hara also participate in the Company's Long Term Incentive Compensation Plan ("LTICP") under which the Company's executive officers and certain key employees may receive Stock Options, Stock Appreciation Rights ("SARs"), Restricted Stock Rights, Restricted Common Stock, Performance Awards and Individual Performance Units ("IPUs"). Mr. Glasser participates in the LTICP to the extent that he has Stock Options that remain exercisable. The LTICP provides for a special acceleration of awards upon a "change of control" as described above. Upon the occurrence of such event, (i) all outstanding Stock Options and SARs held by executive officers for a period of six months become immediately exercisable; (ii) optionees will have the right for a period of thirty days following such event to have the Company purchase or to exercise for cash (a) Non-Qualified Stock Options (granted without SARs) and SARs (granted in tandem with Non-Qualified Stock Options) at a per share price (the "Acceleration Price") equal to the excess over the option price of the highest of (1) the highest reported price of the Company's Common Stock in the prior sixty days, (2) the highest price included in any report on Schedule 13D referred to above paid within the prior sixty days, (3) the highest tender offer price paid and (4) the fixed formula per share price in any merger, consolidation or sale of all or substantially all of the Company's assets, and
(b) incentive stock options granted without SARs and SARs granted in tandem with incentive stock options at a per share price equal to the difference between the then fair market value of the Common Stock and the option price, provided, however, that during such thirty day period the Company may purchase any such incentive stock option or SAR at the Acceleration Price; (iii) all Restricted Stock Rights which have been outstanding for at least six months will be immediately exchanged for Common Stock and all Restricted Common Stock held by the Company for participants will be distributed free of any further restrictions, together with all accumulated interest, dividends and dividend equivalents, and all earned Performance Awards; and (iv) all IPUs shall be immediately redeemed on the same basis as if the performance goals (as hereinafter described) had been achieved, and for purposes of calculating the redemption value, the fair market value of the Company's Common Stock will be equal to the average price of the Common Stock during the five business days immediately preceding such event.

     Mr. Glasser retired from the Company effective July 1, 1996. In recognition of his many years of service as Chairman and Chief Executive Officer, outstanding leadership and long-term contributions to the Company, in January 1996 the Compensation Committee granted to Mr. Glasser an additional option to purchase 50,000 shares of the Company's Common Stock with an exercise price of $46.3125 under the Long Term Incentive Compensation Plan and accelerated the vesting of that option and the options granted to him in October 27, 1995 to June 30, 1996. In addition, the Company will provide Mr. Glasser with an office and secretarial support for a period of five years, and access to a Company automobile and driver for a period of eighteen months after his retirement.

     The Company adopted Executive Deferred Income Plans effective September 1, 1984 (the "1984 EDIP"), July 1, 1985 (the "1985 EDIP") and December 1, 1987 (the
"1987 EDIP") (collectively the "EDIPs"). The EDIPs permitted directors to defer receipt of their fees and certain employees (including executive officers of the Company) to defer receipt of up to 20% of their annual base salaries from compensation earned during the year following the effective date of the EDIP pursuant to participation agreements entered into between the Company and each participant. EDIP participants were offered an opportunity to amend their participation agreements to provide for a determination by the Compensation Committee, within ten days following a "change of control" as described above, whether agreements with participants who accepted the amendment will either (a) continue to provide for the payment of benefits thereunder in installments as described in the agreement or (b) terminate and provide a single lump sum payment to participants. Participants are no longer making deferrals for EDIPs.

                           EMPLOYEE RETIREMENT PLANS

NON-CONTRIBUTORY PENSION PLAN FOR SALARIED EMPLOYEES

     The Company's Non-Contributory Pension Plan for Salaried Employees (the "Pension Plan") covers salaried employees of the Company and most of its domestic subsidiaries. Subject to certain limitations imposed by law, pensions are based on years of service and average monthly compensation during (i) the five consecutive calendar years of highest compensation during the last 15 calendar years preceding retirement or the date on which the employee terminates employment or (ii) the 60 calendar months preceding retirement or the date on which the employee terminates employment, whichever is greater. Illustrated below are estimated annual benefits payable upon retirement to salaried employees, including executive officers, assuming normal retirement at age 65, without giving effect to the limitations set forth below. Benefits are calculated on a straight life annuity basis, but the normal form of payment is a qualified joint and survivor pension. Benefits under the Pension Plan are not subject to any deduction for Social Security or other offset amounts.

                                                ESTIMATED ANNUAL PENSION BENEFITS
   AVERAGE ANNUAL       ---------------------------------------------------------------------------------
  COMPENSATION FOR       10 YEARS      15 YEARS      20 YEARS      25 YEARS      30 YEARS      35 YEARS
APPLICABLE PERIOD ($)   SERVICE ($)   SERVICE ($)   SERVICE ($)   SERVICE ($)   SERVICE ($)   SERVICE ($)
---------------------   -----------   -----------   -----------   -----------   -----------   -----------
        200,000            31,095        46,643        62,190        77,738        93,286       108,833
        400,000            64,095        96,143       128,190       160,238       192,286       224,333
        600,000            97,095       145,643       194,190       242,738       291,286       339,833
        800,000           130,095       195,143       260,190       325,238       390,286       455,333
      1,000,000           163,095       244,643       326,190       407,738       489,286       570,833

Compensation covered by the Pension Plan is shown in the salary and bonus columns in the Summary Compensation Table. Annual benefits in excess of certain limits imposed by the Employee Retirement Income Security Act of 1974 ("ERISA") or the Code on payments from the Pension Plan will be paid by the Company under its Excess Benefit Plan and Supplemental Retirement Plan. Such amounts are included in the above table.

     While normal retirement age is 65, employees with at least 15 years of service may retire as early as age 55, but retirement prior to age 62 may result in an actuarially reduced pension and retirement prior to age 65 may result in an adjustment to benefits as required by applicable federal regulations. An employee with at least 5 years of service credit, whose employment is terminated prior to retirement for any reason, is entitled to a deferred vested pension or, in the event of death prior to commencement of such benefit, a qualified survivor benefit payable to the employee's spouse. If an employee with at least 15 years of service credit dies prior to retirement, the employee's spouse is entitled to an immediate pension equal to 50% of the amount of the employee's accrued benefit.

     The executive officers named in the Cash Compensation Table have the following number of years of credited service: Mr. Zech, 19 years; Mr. Edwards, 15 years; Mr. Chambers, 3 years, Mr. Anderson, 2 years and Mr. O'Hara 14 years. Mr. Glasser retired in July 1996 with 34 years of credited service.

EXCESS BENEFIT PLAN

     The Company's Excess Benefit Plan covers salaried employees of the Company and employees of most of its domestic subsidiaries whose benefits under the Pension Plan and/or Savings Plan are subject to reduction because of the limits imposed by ERISA or the Internal Revenue Code, and provides that the Company will pay an employee the difference between the benefits the employee receives from the Pension Plan and the Savings Plan and the benefits the employee would have received in the absence of these limitations. Amounts payable under the Excess Benefit Plan are included in the above table.

SUPPLEMENTAL RETIREMENT PLAN

     The Supplemental Retirement Plan covers all participants in the EDIPs whose benefits were subject to reduction because their deferred compensation was not included in compensation for purposes of the Pension Plan, and provides that the Company will pay a participant the difference between certain of the benefits the participant receives under the Pension and Excess Benefit Plans and the benefits the participant would have received under such plans absent participation in the EDIPs. ERISA imposes limits on the level of compensation (currently $160,000) that may be considered in computing benefits under the Pension Plan. As a result of this limitation, certain executive officers will not receive the level of benefits under the Pension Plan to which they otherwise would have been entitled. In order to offset the reduction in benefits, the Supplemental Retirement Plan provides benefits in amounts equal to the difference between the benefits that the executive would have received absent the imposed limitation and the benefits the executive will actually receive under the Pension Plan. Amounts payable under the Supplemental Retirement Plan are included in the above table.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

COMPENSATION POLICY AND OBJECTIVES

     The Company's policy is to provide a competitive and balanced total compensation program that is structured to attract, retain and motivate highly qualified management personnel and to align management interests with those of the Company's shareholders. This policy has been developed under the supervision of the Compensation Committee of the Board of Directors which periodically reviews the policy and oversees its implementation.

     The principal components of the total compensation program for executive officers of the Company are base salary, annual incentive awards provided under the MIP, and long-term incentive awards provided under the LTICP. As described herein, annual and long-term incentive awards are contingent upon the achievement by the Company of specific goals. The Compensation Committee annually reviews and approves the Company's salary levels and the design of the MIP and LTICP, and regularly evaluates the Company's total compensation program to assure that it adequately reflects the manner and level of compensation deemed appropriate for the executive officers of the Company.

     Competitive compensation levels are determined based on analyses of annual and long-term pay data reported in: (i) nationally recognized compensation surveys of companies of comparable revenue size in a diversified group of industries and (ii) the proxy statements of the companies in the Peer Group, adjusted through regression analysis for the Company's revenue and asset size. The Peer Group and the groups of companies in the compensation surveys are hereinafter collectively referred to as the "Comparative Groups." It is believed that the Comparative Groups represent a good cross-section of executive talent, and that a review of the compensation practices of these companies is more relevant than a review of such practices in either sample alone. Moreover, comparison to companies that might be considered more direct competitors in the businesses in which the Company engages is not feasible since most of these companies are privately-held or subsidiaries of larger organizations and therefore information on compensation levels is not publicly available. The level of compensation of each component of the compensation program described in the preceding paragraph is targeted at the middle range of compensation paid by companies in the Comparative Groups. In any given year, the compensation level for any executive officer of the Company may be more or less than the corresponding compensation level paid by companies in the Comparative Groups, based upon Company and/or individual performance.

BASE SALARIES

     The base salaries of the Company's executive officers are targeted at the average base salary levels of executives of the Comparative Groups, giving consideration to the comparability of responsibilities and experience. Salary adjustments for executive officers of the Company earning base salaries of $150,000 or more are considered by the Compensation Committee every 18 months. In each case, salary adjustments are based on an assessment of the individual performance and contribution of each executive officer over the review period and an analysis of the salary practices of the Comparative Groups for positions of similar responsibilities. No specific weights are assigned to these factors. Mr. Zech's base salary was increased effective January 1, 1996 from $400,000 to $500,000, reflecting his appointment as Chief Executive Officer. The salaries paid in 1996 to Mr. Zech and to the executive officers as a group were generally consistent with the average salaries paid to executives with similar experience and responsibilities by companies in the Comparative Groups.

ANNUAL INCENTIVE COMPENSATION

     Executive officers and key managers of the Company are eligible to participate in the MIP. The MIP reinforces the Company's pay for performance policy by providing annual cash payments to executives based upon the achievement of the Company, subsidiary, and individual performance goals. Target incentive awards are paid only when financial or a combination of financial and individual performance objectives are achieved. Awards for the Chief Executive Officer and his direct reports are based solely on financial performance objectives, subject to the Chief Executive Officer's discretionary authority to increase or decrease any participant's award (other than his own) by 25%.

     Each year, the Compensation Committee establishes both target financial objectives for the Company and each of its subsidiaries, and a schedule specifying the percentage, if any, of target incentive awards payable for actual performance. In 1996, financial objectives were expressed exclusively in terms of budgeted net income. Target incentive awards for the Company's executive officers ranged from 40% to 65% of their base salaries, depending on the level of the executive officer's position. For all participants, the maximum incentive award was 150% of the target incentive award. The maximum incentive award was payable for achieving 120% or more of the target financial objective for the Company and four of its five subsidiaries, and 115% of the target financial objective in the remaining subsidiary. The threshold level was 80% of the target financial objective for the Company and four of its five subsidiaries, and 85% of the target financial objective in the remaining subsidiary. The MIP award for Messrs. Zech and Glasser were based 100% on the consolidated results of the Company. The awards for Messrs. Anderson, Edwards and Chambers were based 30% on the consolidated results of the Company and 70% on the results of the Company's subsidiaries, weighted in proportion to the contribution of each subsidiary to consolidated net income. The award for Mr. O'Hara was based 10% on the consolidated results of the Company, 40% on the results of the Company's subsidiaries weighted in proportion to the contribution of each subsidiary to consolidated net income, and 50% on the achievement of individual performance objectives, with the portion based on the individual performance objects reduced to 30% if threshold financial levels were not achieved.

     In 1996, the Company met 95% of its consolidated net income objective entitling Mr. Zech to a cash payment of $309,270 under the MIP based on the factors described above. This payment represents 62% of Mr. Zech's salary and 95% of his target award.

LONG-TERM INCENTIVE COMPENSATION

     Long-term incentive compensation opportunities are provided pursuant to the LTICP to attract and retain qualified executive personnel, to encourage ownership of the Company's stock by key executives, and to promote a close identity of interests between the Company's management and its shareholders. Since 1988, LTICP awards have been provided to the Chief Executive Officer and his direct reports in the form of stock options and IPUs, and to other key employees (currently 190 in number) in the form of stock options. The size of IPU awards expressed as a percentage of salary is based on the scope of the participant's responsibilities. The size of stock option awards is based on qualitative factors considered appropriate by the Compensation Committee, taking into account the scope of the participant's responsibilities, the participant's performance, the size of previous grants and competitive practices. In 1996, LTICP awards to the Company's executive officers were comparable to the average competitive long-term incentive opportunities provided by the companies in the Comparative Groups.

     The purpose of IPUs is to focus attention on superior, sustained long-term Company performance. The number of IPUs granted to each participant is calculated by dividing a specified percentage of base salary by the fair market value of the Company's Common Stock on the date of grant. In 1996, this percentage was 20% for Messrs. Zech and Glasser, and 15% for Messrs. Anderson, Chambers and Edwards. IPUs are subject to redemption (in cash and Common Stock) only if the Company's return on common equity over a three year period (the "Performance Period") reaches a target level established by the Compensation Committee. The target level is based primarily on the multi-year return on equity achieved by a broad range of major U.S. companies included in indices compiled by Forbes, Standard and Poor's and Value Line. The number of IPUs redeemed is based on the extent to which the Company's return on equity has met or exceeded the target. The maximum number of IPUs which may be redeemed is equal to three times the number granted plus an amount representing reinvested dividends. On each dividend payment date during the Performance Period, participants are credited with additional IPUs equal in amount to the dividend paid divided by the market value of the Company's Common Stock on such date. For the 1996-1998 Performance Period, such maximum number of IPUs is redeemable (60% in stock and 40% in cash) only if the Company's return on common equity over the Performance Period exceeds the preestablished target by more than 25%. The amount of payment for redeemed IPUs is equal to the market value of the Company's Common Stock on the date of redemption.

     In 1996, Mr. Zech received a grant of 2,160 IPUs covering the 1996-1998 Performance Period based on the considerations described above. Mr. Zech received a payment of $152,279 for the Performance Period ending in 1996 based on the Company's actual return on equity relative to the target established for the period.

     Stock options are granted as an incentive to encourage and enhance positive performance and to align the interest of the Company's employees with its shareholders. Options are granted at the prevailing market rate and will have value only if the Company's stock price increases. Each of the executive officers named in the Compensation Table received an option grant in 1996 based on the factors described above. In addition to an option granted in October to purchase 30,000 shares of the Company's Common Stock, Mr. Zech was also granted an option to purchase 30,000 shares in January to reflect his appointment as Chief Executive Officer. In recognition of Mr. Glasser's leadership and long-term contributions to the Company as Chairman and Chief Executive Officer, in January, 1996, the Compensation Committee granted him an option to purchase 50,000 shares of the Company's Common Stock and accelerated the vesting of that option to June 30, 1996. This option will remain exercisable for five years following Mr. Glasser's retirement. Mr. Glasser was Chairman of the Board until immediately after the 1996 Annual Meeting. Mr. Glasser is currently Chairman Emeritus.

POLICY ON DEDUCTIBILITY OF COMPENSATION

     The limitation on the tax deductibility of executive compensation in excess of one million dollars set forth in Section 162(m) of the Internal Revenue Code and the regulations promulgated thereunder may impact the Company. Accordingly, if the taxable compensation of any named individual in any year is reasonably anticipated to exceed one million dollars, the

MIP and/or IPU payment (or the incremental portion thereof anticipated to exceed the one million dollar threshold) otherwise payable to that individual will be deferred until the earlier to occur of (a) the first year in which the payment of the deferred amount (or any portion thereof) would be deductible by the Company (i.e., the year in which the million dollar threshold applicable to the individual would not be exceeded) or (b) the year following the individual's retirement.

STOCK OWNERSHIP TARGETS

     To underscore the importance of stock ownership by management, the Company has established stock ownership targets. Approximately 100 of the key employees eligible for awards under the LTICP have five years, beginning January 1996, to reach ownership targets based on their salary and position in the Company. The targets specify that the Chief Executive Officer, direct reports to the Chief Executive Officer, other named executive officers and certain other participants own GATX Common Stock with a minimum value equivalent to four, two and one-half, three-fourths and one-half base salary, respectively. The five-year time period is extended for newly hired and promoted executives. All named executive officers have met or exceeded their interim ownership targets.

     This report is submitted by the Compensation Committee of the Board of Directors of GATX Corporation.

                                           James M. Denny (Chairman)
                                           Richard A. Giesen
                                           Charles Marshall
                                           Michael E. Murphy

                               PERFORMANCE GRAPH

     The following performance graph compares the yearly percentage change in the Company's cumulative total shareholder return on its Common Stock (on a dividend reinvested basis utilizing the closing price on December 31, 1991 as the base) with Standard & Poor's Corporation S&P 500 Composite Stock Price Index ("S&P 500") and a group of comparable companies ("Peer Group") selected by the Company and an external investment banking advisor.

     Companies included in the Peer Group were selected on the basis of a number of criteria. The selection is intended to provide a cross-section of companies which are subject to the same economic and investment variables that are likely to impact the Company's total return and which have investment characteristics that closely correspond to those of the Company. The Peer Group consists of Alexander and Baldwin, Inc., Allied-Signal Inc., American Express Company, Amoco Corporation, Ashland Oil, Inc., Atlantic Richfield Company, A. Schulman, Inc., Beneficial Corporation, Burlington Northern Santa Fe Corporation, Caliber System Inc., Curtiss-Wright Corporation, Englehard Corporation, Ferro Corporation, Goulds Pumps, Incorporated, Household International, Inc., The Lubrizol Corporation, Nordson Corporation, Overseas Shipholding Group, Inc., Rohm and Haas Company, Total Petroleum (North America) Ltd., and Union Pacific Corporation.

     The performance graph reflects a weighted average comparison based upon the market capitalization of each Company and assumes $100.00 was invested on December 31, 1991.

                                  TOTAL RETURN
                        GATX VS. S&P 500 VS. PEER GROUP

         MEASUREMENT PERIOD                                 PROXY PEER
        (FISCAL YEAR COVERED)                GATX             GROUP            S&P 500
1991                                             100.00            100.00            100.00
1992                                             120.66            107.62            111.91
1993                                             153.87            118.46            127.53
1994                                             172.33            120.03            122.96
1995                                             196.88            165.13            161.00
1996                                             203.60            203.05            191.91

                        SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth certain information regarding the security ownership of each class of equity securities of the Company owned by each of the named executive officers:

                                                                 Shares of Common Stock
                                                                   Beneficially Owned
                  Name of Beneficial Owner                      as of March 7, 1997(1)(2)
                  ------------------------                      -------------------------
Ronald H. Zech..............................................             134,011
James J. Glasser............................................             369,183
David B. Anderson...........................................              13,401
David M. Edwards............................................              34,993
William L. Chambers.........................................              27,590
Ralph L. O'Hara.............................................              14,957
Directors and Executive Officers as a group.................             610,523

---------------
(1) Includes shares which may be obtained by exercise of previously granted options within 60 days of March 7, 1997 by Mr. Zech (109,000), Mr. Glasser (230,000), Mr. Anderson (10,000), Mr. Edwards (31,500), Mr. Chambers
    (24,000), Mr. O'Hara (12,750) and directors and officers as a group (417,250), and 2,304 shares held by Mr. Glasser as Trustee under revocable trusts with respect to which Mr. Glasser disclaims any beneficial ownership. See pages 2 and 3 for the beneficial ownership of Common Stock of each of the nominees for election as a director. Each person has sole investment and voting power (or shares such powers with his or her spouse).

(2) Mr. Glasser beneficially owned 1.81% of the Company's outstanding shares of Common Stock. Each of the other named directors and executive officers owned less than 1% of the Company's outstanding shares of Common Stock. Directors and executive officers as a group (including Mr. Cole, who beneficially owned 2,018 shares) beneficially owned approximately 3.0% of the Company's outstanding shares of Common Stock. No director or named executive officer owns any Preferred Stock.

                      BENEFICIAL OWNERSHIP OF COMMON STOCK

     The following are the persons known to the Company or its management who beneficially owned as of March 7, 1997 more than 5% of the Company's Common
Stock:

                                                                                  Percent of
                                                                   Shares           Common
            Name and Address of Beneficial Owner             Beneficially Owned     Stock
            ------------------------------------             ------------------   ----------
State Farm Mutual Automobile Insurance Company(1)...........     3,070,800          15.10
One State Farm Plaza
Bloomington, IL
Neuberger & Berman LLC(2)...................................     1,364,195           6.71
605 Third Avenue
New York, NY 10158
FMR Corp.(3)................................................     1,147,590           5.64
82 Devonshire Street
Boston, MA 02109-3605

---------------
(1) According to a Schedule 13G dated January 17, 1997, State Farm Mutual Automobile Insurance Company ("State Farm") and certain affiliated entities, each of which owned shares of Common Stock with sole voting and investment power, may be deemed to constitute a "group" under the regulations of the Securities and Exchange Commission with regard to the beneficial ownership of 3,070,800 shares of Common Stock. State Farm and each of the entities disclaim that they are part of a group.

(2) According to a Schedule 13G dated February 10, 1997, Neuberger & Bauman LLC beneficially owned 1,364,195 shares of Common Stock and had sole power to vote or direct the vote of 272,500 shares and shared power to dispose or direct the disposition of 1,364,195 shares.

(3) According to a Schedule 13G dated February 14, 1997, FMR Corp. ("FMR") through certain of its wholly owned subsidiaries beneficially owned 1,147,590 shares of Common Stock with sole power to vote or direct the vote of 144,190 shares and sole power to dispose or to direct the disposition of 1,147,590 shares. As a result of ownership of Class B shares of stock constituting 49% of the voting power of FMR and the execution of a shareholders voting agreement providing that all Class B shares will be voted in accordance with the majority vote of such shares, members of the family of Edward C. Johnson, Chairman of FMR, may be deemed to form a controlling group with respect to FMR.

                      APPROVAL OF APPOINTMENT OF AUDITORS

     The Board of Directors has appointed the firm of Ernst & Young LLP to audit the Company's financial statements, subject to approval by the shareholders. Ernst & Young LLP, or a predecessor thereof, has served in this capacity since 1916. The Board proposes that the shareholders approve such appointment. However, if not approved, the Board will reconsider the selection of independent auditors.

     The Board of Directors recommends that the shareholders vote for this proposal.

     Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they so desire, and will be available to respond to appropriate questions by shareholders.

                              SHAREHOLDER PROPOSAL

     The United Paperworkers International Union, P.O. Box 1475, Nashville, Tennessee 37202, which has indicated in a letter dated October 21, 1996 that it is record owner of 107 shares of the Company's Common Stock, has advised the Company that it will have a representative at the Annual Meeting to present the following proposal:

     "RESOLVED, that the shareholders of GATX Corporation (the "Company") recommend the Board of Directors take the necessary steps to allow all executive compensation contracts which are contingent on a change of control of the Company to lapse at the earliest date allowed by such contracts, and to not adopt such contracts in the future unless they are first submitted to the shareholders for approval."

                  SHAREHOLDER'S REASONS IN SUPPORT OF PROPOSAL

     "GATX has entered into "golden parachute" severance agreements with at least four of its top executives. These agreements generally provide that if the executives are terminated without cause within two years of a "change of control," the Company must pay various specified severance benefits, including a lump sum payment equal to twice the executive's annual salary, plus a "gross up" payment to reimburse these executives for any federal excise taxes they may be required to pay on their golden parachute awards.

     These contracts define "change of control" to mean, among other things, an acquisition of 20% of the Company's common stock by a shareholder or a group of shareholders, or the election of a majority of the Board of Directors which had not been recommended by the existing directors.

     Last year, the Board acknowledged that these "change of control" agreements, plus the golden parachute for the Company's former CEO, could potentially cost GATX over $5.3 million. This amount does not include the "gross up" payments that would be required to cover these executives' federal excise taxes.

     These contracts were adopted without consideration by the shareholders. Severance pay to top executives triggered by a change of control of the corporation is a controversial matter. Golden parachutes introduce an element of personal consideration for managers that potentially conflicts with their fiduciary responsibility to shareholders. Undeniably, this may cause managers to operate in a manner that encourages a takeover by failing to maximize shareholder value.

     The issue of whether the Company should provide management with golden parachutes is of such importance that shareholders should make this decision. Shareholder approval is one of the best ways to address potential conflicts of interest that may arise between the Board and top executives on the one hand, and shareholders on the other hand, when a change of control is threatened.

     We urge you to vote for this proposal."

            COMPANY STATEMENT IN OPPOSITION TO SHAREHOLDER PROPOSAL

     For eight years, the Company has offered its key executives agreements providing for reasonable compensation in the event of loss of employment following a "change of control." During that period the Company has not made a single payment under such agreements. Payments under the agreements may only be made in the event that (1) there is a change of control (as defined in the agreements) and (2) the executive is terminated, or constructively terminated, within two years thereafter. No payment is required to be made if there is a change of control and the acquiring Company does not materially change the terms and conditions of the affected executive's employment. The agreements do not prevent the termination of an executive's employment for cause (as defined in the agreements), even if such termination occurs subsequent to a change of control.

     The Board of Directors strongly believes that change of control agreements are very much in the best interest of shareholders. A significant number of companies offer their key executives agreements with the same or similar features as the Company's change of control agreements. Such agreements ensure that key executives will remain focused and objective, and not distracted by the uncertainties that are naturally associated with a threatened change of control. The Proponent argues that such agreements introduce a potential conflict of interest. To the contrary, the Company believes that they reduce the potential for conflict of interest between the executives and shareholders when a change of control is threatened. With such agreements, the executives of the Company are provided with a degree of financial security that allows them to act decisively to maximize shareholder value. Requiring shareholder approval of each agreement would reduce the Board's flexibility and make the Company less competitive in recruiting and retaining executives, as many companies with whom it competes for executive talent offer similar agreements.

     Your Board of Directors is committed to building shareholder value. The Board of Directors believes it should retain the necessary means, including the ability to grant change of control agreements, to employ highly qualified executive management to achieve this objective.

     ACCORDINGLY, THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE AGAINST THIS PROPOSAL.

                 SHAREHOLDER PROPOSALS FOR 1998 ANNUAL MEETING

     Shareholder proposals intended to be presented at the Company's 1998 Annual Meeting must be received by the Company no later than November 14, 1997 and must otherwise comply with the requirements of the Securities and Exchange Commission to be considered for inclusion in the Company's proxy statement and form of proxy relating to that meeting.

                               OTHER INFORMATION

     On August 14, 1996 the Company continued the liability policies initially procured in 1986 from Corporate Officers and Directors Assurance Ltd. ("CODA") and A.C.E. Insurance Company Ltd. ("ACE") and continued the policy initially procured in 1995 from Federal Insurance Co. ("Federal") that insures the Company in the event the Company is required to indemnify a director or officer. The Federal policy also insures directors and officers for those instances in which they may not be indemnified by the Company. Both the CODA and ACE policies insure only directors and officers and only for those instances in which they may not be indemnified by the Company. The ACE and Federal policies expire on August 14, 1997. The CODA policy expires on August 14, 1999. At the inception of the CODA policy, the Company prepaid the premium for a three year period. On each anniversary date thereafter, a renewal premium is paid and, upon payment of such premium, the CODA policy is automatically continued to a date one year beyond its previously stated expiration date. During 1996, the Company paid premiums of $154,000 to CODA, $92,000 to ACE and $341,000 to Federal.

     The Board of Directors does not know of any matters to be presented at the meeting other than those mentioned above. If any other matters do come before the meeting, the holders of the proxy will exercise their discretion in voting thereon.

                                           By order of the Board of Directors

                                           David B. Anderson
                                           Secretary

                            [GATX LOGO IN GRAPHIC]

                               GATX CORPORATION
 P               PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS
                                APRIL 25, 1997

 R   THIS PROXY IS SOLICITED ON BEHALF OF GATX CORPORATION'S BOARD OF DIRECTORS

        The undersigned hereby constitutes and appoints Ronald H. Zech, David
 O B. Anderson and David M. Edwards, and each of them, his true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Shareholders of GATX CORPORATION
 X to be held at the office of the Company, 500 West Monroe Street, Chicago, Illinois, on Friday, April 25, 1997, at 9:00 A.M., and at any adjournment thereof, on all matters coming before said meeting.
 Y
        PLEASE MARK THIS PROXY AS INDICATED ON THE REVERSE SIDE TO VOTE ON ANY ITEM. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDERS. IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS, PLEASE SIGN THE REVERSE SIDE; NO BOXES NEED TO BE CHECKED. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2 AND AGAINST PROPOSAL 3.
--------------------------------------------------------------------------------

     COMMENTS/ADDRESS CHANGE:PLEASE MARK COMMENT/ADDRESS BOX ON REVERSE SIDE

     (Continued and to be signed on other side)

--------------------------------------------------------------------------------
                           - FOLD AND DETACH HERE -

Please mark your votes as indicated in this example [X]

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2.

Item 1 - ELECTION OF DIRECTORS        FOR    WITHHELD
                                      ALL    FOR ALL
                                      [ ]      [ ]

           Nominees: James M. Denny, Richard Fairbanks,
           William C. Foote, Deborah M. Fretz, Richard A. Giesen,
           Miles L. Marsh, Charles Marshall,
           Michael E. Murphy and Ronald H. Zech

WITHHELD FOR: (Write that nominee's name in the space provided below).

_______________________________________________________________________

Item 2 - APPROVAL OF AUDITORS         FOR    AGAINST  ABSTAIN
                                      [ ]      [ ]      [ ]


THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST ITEM 3.

Item 3 - SHAREHOLDER PROPOSAL         FOR    AGAINST  ABSTAIN
         RELATING TO CHANGE OF        [ ]      [ ]      [ ]
         CONTROL AGREEMENTS

In their discretion, the Proxies are authorized to vote upon other matters as may properly come before the meeting.

                           COMMENTS/ADDRESS CHANGE

          Please mark this box if you have written comments/address   [ ]
                         change on the reverse side.


RECEIPT IS HEREBY ACKNOWLEDGED OF THE GATX CORPORATION NOTICE OF MEETING AND PROXY STATEMENT.

SIGNATURE_________________________SIGNATURE_________________________DATE_______

NOTE: PLEASE SIGN AS NAME APPEARS HEREON. JOINT OWNERS SHOULD EACH SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH.
--------------------------------------------------------------------------------
                           - FOLD AND DETACH HERE -

                               GATX CORPORATION
                  SALARIED EMPLOYEES RETIREMENT SAVINGS PLAN
 P               PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS
                                APRIL 25, 1997

 R   THIS PROXY IS SOLICITED ON BEHALF OF GATX CORPORATION'S BOARD OF DIRECTORS

        The undersigned hereby constitutes and appoints Ronald H. Zech, David
 O B. Anderson and David M. Edwards, and each of them, his true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Shareholders of GATX CORPORATION
 X to be held at the office of the Company, 500 West Monroe Street, Chicago, Illinois, on Friday, April 25, 1997, at 9:00 A.M., and at any adjournment thereof, on all matters coming before said meeting.
 Y
        PLEASE MARK THIS PROXY AS INDICATED ON THE REVERSE SIDE TO VOTE ON ANY ITEM. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDERS. IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS, PLEASE SIGN THE REVERSE SIDE; NO BOXES NEED TO BE CHECKED. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2 AND AGAINST PROPOSAL 3.
--------------------------------------------------------------------------------

     COMMENTS/ADDRESS CHANGE:PLEASE MARK COMMENT/ADDRESS BOX ON REVERSE SIDE

     (Continued and to be signed on other side)

--------------------------------------------------------------------------------
                           - FOLD AND DETACH HERE -

Please mark your votes as indicated in this example [X]

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2.

Item 1 - ELECTION OF DIRECTORS        FOR    WITHHELD
                                      ALL    FOR ALL
                                      [ ]      [ ]

           Nominees: James M. Denny, Richard Fairbanks,
           William C. Foote, Deborah M. Fretz, Richard A. Giesen,
           Miles L. Marsh, Charles Marshall,
           Michael E. Murphy and Ronald H. Zech

WITHHELD FOR: (Write that nominee's name in the space provided below).

_______________________________________________________________________

Item 2 - APPROVAL OF AUDITORS         FOR    AGAINST  ABSTAIN
                                      [ ]      [ ]      [ ]


THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST ITEM 3.

Item 3 - SHAREHOLDER PROPOSAL         FOR    AGAINST  ABSTAIN
         RELATING TO CHANGE OF        [ ]      [ ]      [ ]
         CONTROL AGREEMENTS

In their discretion, the Proxies are authorized to vote upon other matters as may properly come before the meeting.

                           COMMENTS/ADDRESS CHANGE

          Please mark this box if you have written comments/address   [ ]
                         change on the reverse side.


RECEIPT IS HEREBY ACKNOWLEDGED OF THE GATX CORPORATION NOTICE OF MEETING AND PROXY STATEMENT.

SIGNATURE_________________________SIGNATURE_________________________DATE_______

NOTE: PLEASE SIGN AS NAME APPEARS HEREON. JOINT OWNERS SHOULD EACH SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH.
--------------------------------------------------------------------------------
                           - FOLD AND DETACH HERE -

                               GATX CORPORATION
                             LOGISTICS 401K PLAN
 P               PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS
                                APRIL 25, 1997

 R   THIS PROXY IS SOLICITED ON BEHALF OF GATX CORPORATION'S BOARD OF DIRECTORS

        The undersigned hereby constitutes and appoints Ronald H. Zech, David
 O B. Anderson and David M. Edwards, and each of them, his true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Shareholders of GATX CORPORATION
 X to be held at the office of the Company, 500 West Monroe Street, Chicago, Illinois, on Friday, April 25, 1997, at 9:00 A.M., and at any adjournment thereof, on all matters coming before said meeting.
 Y
        PLEASE MARK THIS PROXY AS INDICATED ON THE REVERSE SIDE TO VOTE ON ANY ITEM. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDERS. IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS, PLEASE SIGN THE REVERSE SIDE; NO BOXES NEED TO BE CHECKED. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2 AND AGAINST PROPOSAL 3.
--------------------------------------------------------------------------------

     COMMENTS/ADDRESS CHANGE:PLEASE MARK COMMENT/ADDRESS BOX ON REVERSE SIDE

     (Continued and to be signed on other side)

--------------------------------------------------------------------------------
                           - FOLD AND DETACH HERE -

Please mark your votes as indicated in this example [X]

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2.

Item 1 - ELECTION OF DIRECTORS        FOR    WITHHELD
                                      ALL    FOR ALL
                                      [ ]      [ ]

           Nominees: James M. Denny, Richard Fairbanks,
           William C. Foote, Deborah M. Fretz, Richard A. Giesen,
           Miles L. Marsh, Charles Marshall,
           Michael E. Murphy and Ronald H. Zech

WITHHELD FOR: (Write that nominee's name in the space provided below).

_______________________________________________________________________

Item 2 - APPROVAL OF AUDITORS         FOR    AGAINST  ABSTAIN
                                      [ ]      [ ]      [ ]


THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST ITEM 3.

Item 3 - SHAREHOLDER PROPOSAL         FOR    AGAINST  ABSTAIN
         RELATING TO CHANGE OF        [ ]      [ ]      [ ]
         CONTROL AGREEMENTS

In their discretion, the Proxies are authorized to vote upon other matters as may properly come before the meeting.

                           COMMENTS/ADDRESS CHANGE

          Please mark this box if you have written comments/address   [ ]
                         change on the reverse side.


RECEIPT IS HEREBY ACKNOWLEDGED OF THE GATX CORPORATION NOTICE OF MEETING AND PROXY STATEMENT.

SIGNATURE_________________________SIGNATURE_________________________DATE_______

NOTE: PLEASE SIGN AS NAME APPEARS HEREON. JOINT OWNERS SHOULD EACH SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH.
--------------------------------------------------------------------------------
                           - FOLD AND DETACH HERE -